Exhibit 99.1

Metals Acquisition Corp Announces Effectiveness of Form F-4 Registration Statement and $26 million of Additional PIPE Subscription Agreements Executed for a Total of $140 million

•	Registration Statement on Form F-4 declared effective, Extraordinary General Meeting to be held on June 5, 2023

•	Subscription Agreements totaling approximately $26 million executed for the PIPE relating to the CSA Mine acquisition, including investments from a number of large, global natural resource funds who have anchored the PIPE

•	Additional Subscription Agreement for $0.5 million on the same terms as the PIPE executed with MAC Board Chair

•	A total of approximately $140 million of PIPE Subscription Agreements now executed, above the targeted minimum PIPE raise of $126 million

Update

Metals Acquisition Corp. (NYSE: MTAL.U) (“MAC,” and/or the “Company”) today announced that on May 11, 2023, the U.S. Securities and Exchange Commission (“SEC”) declared effective the Registration Statement on Form F-4 (the “Registration Statement”) for the proposed business combination to acquire the CSA Mine (the “Business Combination”).

MAC will mail the definitive proxy statement/prospectus to shareholders of record as of the close of business on May 5, 2023.

MAC will hold its Extraordinary General Meeting (the “Special Meeting”) of its shareholders to vote on the approval and adoption of the Business Combination on June 5, 2023, at 9:00 a.m. Eastern Time at the offices of Paul Hastings LLP located at 200 Park Avenue, New York, New York 10166, and via a virtual meeting at https://central.virtualshareholdermeeting.com/ MTAL2023SM. MAC shareholders of record as of the close of business on May 5, 2023 are entitled to attend and vote at the Special Meeting.

The Business Combination is expected to close shortly after shareholder approval at the Special Meeting, subject to the satisfaction of other customary closing conditions.

MAC also announced that it has entered into additional Subscription Agreements totaling approximately $26 million at a purchase price of $10.00 per share in a private placement to be consummated concurrently with the consummation of the Business Combination. The executed Subscription Agreements now total approximately $140 million, surpassing MAC's initial fundraising target of $126 million.

In addition, Neville Power, Chair of the board of directors of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $500,000.

"We are thrilled to see the progress we have made toward the consummation of the Business Combination," stated Mick McMullen, CEO of MAC. "This achievement is a clear demonstration of the investment community's unwavering support for our transaction. We encourage our fellow MAC shareholders to support the Business Combination.”

Advisors

Citigroup Global Markets Inc. (“Citi”) is serving as financial advisor and Squirre Patton Boggs and Paul Hastings LLP are serving as legal advisors to MAC. Citi, Canaccord Genuity and Ashanti Capital have been engaged as placement agents in connection with the PIPE.

Contacts

Mick McMullen Chief Executive Officer Metals Acquisition Corp. +1 (817) 698-9901 mick.mcmullen@metalsacqcorp.com	Dan Vujcic Chief Development Officer Metals Acquisition Corp. +61 451 634 120 dan.vujcic@metalsacqcorp.com

Further Information

Additional information about the proposed transaction, including a form of the Subscription Agreement, will be included in a Current Report on Form 8-K to be filed by MAC with the SEC and available at www.sec.gov.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

About Metals Acquisition Corp.

MAC was formed as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MAC is led by Mick McMullen (Chief Executive Officer), Jaco Crouse (Chief Financial Officer) and Dan Vujcic (Chief Development Officer). The Company is focused on green-economy metals and mining businesses in high quality, stable jurisdictions.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, MAC has caused to be filed a Registration Statement on Form F-4, including a definitive proxy statement/prospectus with the SEC. MAC's shareholders and other interested persons are advised to read the the definitive proxy statement/prospectus as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about CSA, MAC, and the proposed business combination. The definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of MAC as of a record date to be established for voting on, among other things, the proposed business combination. Shareholders will also be able to obtain copies of the the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

MAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MAC's shareholders with respect to the business combination. MAC shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of MAC in MAC’s final prospectus filed with the SEC on July 30, 2021 in connection with MAC’s initial public offering and in MAC’s other periodic and current reports filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to MAC’s shareholders in connection with the proposed business combination is set forth in the definitive proxy statement/prospectus for the proposed business combination. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the definitive proxy statement/prospectus that MAC filed with the SEC.

Forward Looking Statements

This press release includes “forward-looking statements.” MAC’s actual results may differ from expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MAC’s expectations with respect to future performance of the CSA Mine and anticipated financial impacts and other effects of the proposed business combination, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside MAC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Share Sale Agreement dated as of March 17, 2022, and as further amended by the Share Sale Agreement Side Letter, dated as of April 21, 2023 (as amended by the Deed of Consent and Covenant dated as of November 22, 2022 (the “Share Sale Agreement”); the outcome of any legal proceedings that may be instituted against MAC following the announcement of the Share Sale Agreement; the inability to complete the proposed transaction, including due to failure to obtain financing, approval of the shareholders of MAC, certain regulatory approvals, or satisfy other conditions to closing in the Share Sale Agreement; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Share Sale Agreement, or could otherwise cause the transaction to fail to close MAC’s inability to secure the expecting financing for the consideration under the Share Sale Agreement; the inability to obtain or maintain the listing of MAC’s shares following the proposed transaction; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things; the supply and demand for copper; the future price of copper; the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital; cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates; the uncertainty in geological, metallurgical and geotechnical studies and opinions; infrastructure risks; and dependence on key management personnel and executive officers; and other risks and uncertainties indicated from time to time in the final prospectus of MAC for its initial public offering and the preliminary and definitive proxy statements relating to the proposed business combination that MAC filed or intends to file with the SEC, including those under “Risk Factors” therein, and in MAC’s other filings with the SEC. MAC cautions that the foregoing list of factors is not exclusive. MAC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MAC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

More information on potential factors that could affect MAC’s or CSA Mine’s financial results is included from time to time in MAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements MAC intends to file with the SEC in connection with MAC’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or MAC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MAC does not presently know, or that MAC currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MAC’s expectations, plans or forecasts of future events and views as of the date of this communication. MAC anticipates that subsequent events and developments will cause its assessments to change. However, while MAC may elect to update these forward-looking statements at some point in the future, MAC specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing MAC’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.